EXHIBIT 99.1
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          SIMTEK ANNOUNCES DETAILS OF REVERSE SPLIT AND REINCORPORATION

                       Reverse Split Ratio Set at 1 for 10

        Reincorporation and Reverse Planned To Be Complete By Sept. 30th

                Reaffirms Pro Forma Profit for Third Quarter 2006

                  Projects GAAP Profit for Fourth Quarter 2006

COLORADO SPRINGS, Colorado- September 6, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM), the world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits announced today that its Board of Directors approved the final ratio of 1 for 10 for the reverse split of shares of Simtek common stock. The Board of Directors also ratified the reincorporation of Simtek from the state of Colorado to the state of Delaware. The reverse stock split and reincorporation were approved by shareholders at the Company's annual meeting held on June 28, 2006.

Upon completion of the reverse stock split, approximately 14.8 million shares of common stock will be issued and outstanding. The reverse stock split affects all shares of common stock, stock options, warrants outstanding, and shares issuable upon conversion of the Company's convertible debentures as of immediately prior to the effective time of the reverse stock split. Fractional shares resulting from the reverse stock split will be rounded up to a full share. Simtek expects to complete both the reverse stock split and reincorporation by the end of September 2006, subject to regulatory approval. Shareholders will receive instructions, directly from the Company's transfer agent, Continental Stock Transfer & Trust Company, detailing how to exchange their stock certificates.

The Company also reaffirmed that it expects to be profitable on a pro-forma basis for the third quarter of the fiscal year. Pro-forma net income is GAAP net income minus certain non-cash items such as the amortization of the ZMD transaction and expensing of stock options. The Company also anticipates achieving profit for the fourth quarter on a GAAP basis. Gross margin continues to trend upward and is projected to improve by as much as 500 basis points from the second quarter of 2006 contributing significantly to the Company's profit.

Harold A. Blomquist, President and CEO stated, "Increasing shareholder value is our top priority at Simtek. As we announced earlier today, we have made significant strides in the turnaround of Simtek. In addition to improving the fundamentals, we believe that listing Simtek's common stock on a national exchange such as AMEX or NASDAQ Small Cap could increase the pool of potential investors who may have interest in Simtek, but who don't typically trade bulletin-board or penny stocks. We are evaluating the listing requirements for each exchange and intend to apply for a national listing as soon as possible after the reverse stock split and reincorporation are completed.

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The Company is projecting positive EPS in the fourth quarter, but is still projecting a net loss for the full year 2006. Brian Alleman, Simtek CFO stated, "As a public company, earnings per share are critically important. A 1 for 10 reverse split will have the positive effect of increasing the Company's earnings per share by 10-fold, which could have the desired effect of enhancing Simtek's perceived value in the eyes of some investors. We are not guiding to an EPS number at this time, but are making excellent progress in returning to profitability."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com